Exhibit 10.1

SUPERNUS PHARMACEUTICALS, INC.

THIRD AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This THIRD AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made this 8th day of May, 2018 to that certain Amended and Restated Employment Agreement (the “Employment Agreement”), dated February 29, 2012, as amended by Amendment dated August 8, 2014 and Second Amendment dated March 2, 2016, by and between Supernus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Jack Khattar (the “Executive”).

WHEREAS, the Company and the Executive wish to amend the Employment Agreement as provided herein;

WHEREAS, Section 16 of the Employment Agreement provides that the Employment Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company; and

WHEREAS, the Board of Directors of the Company adopted that certain Clawback Policy of Supernus Pharmaceuticals, Inc., which policy is attached hereto as Exhibit A (the “Clawback Policy”), on February 24, 2017, and the Compensation Committee ratified the Clawback Policy on April 23, 2018;

NOW THEREFORE, in consideration of the foregoing premises and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree that the Agreement shall be amended as follows:

AMENDMENT

1.                                      Notwithstanding the Effective Date set forth in the Clawback Policy, the Company and the Executive hereby agree that all amounts payable to the Executive under the Employment Agreement shall be subject to the terms and conditions of the Clawback Policy.

2.                                      Except as expressly provided herein, the remaining terms of the Employment Agreement shall continue in full force and effect.

[Signature Page Follow]

IN WITNESS WHEREOF the undersigned have executed and delivered this Third Amendment to Amended and Restated Employment Agreement as of the date first above written.

COMPANY:

SUPERNUS PHARMACEUTICALS, INC.

By:	/s/ Gregory Patrick
	Name:	Gregory Patrick
	Title:	Chief Financial Officer

EXECUTIVE:

/s/ Jack Khattar
Jack Khattar

EXHIBIT A

Clawback Policy of Supernus Pharmaceuticals, Inc.

Introduction:  The Board of Directors (the “Board”) of Supernus Pharmaceuticals, Inc. (the “Company”) believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy.  The Board has therefore adopted this policy which permits the recoupment of certain executive compensation in accordance with the terms herein (the “Policy”).

Administration:  This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee of the Board (the “Compensation Committee”), in which case references herein to the Board shall be deemed references to the Compensation Committee.  Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Executives:  This Policy applies to the Company’s current and former executive officers and vice presidents (the “Covered Executives”).

Incentive Compensation:  For purposes of this Policy, Incentive Compensation means any bonuses and/or equity compensation awarded to a Covered Executive.

Recoupment; Accounting Restatement:  In the event that (a) the Board determines that a Covered Executive engaged in fraud, intentional misconduct or gross negligence that requires a material restatement of financial results, and (b) such fraud or intentional misconduct resulted in an incorrect determination that an incentive compensation performance goal had been achieved, then the Board may take appropriate action to recover from such Covered Executive any Incentive Compensation resulting from such incorrect determination that had been paid to such Covered Executive during the three-year period preceding the filing of such accounting restatement.  The Company may recoup Incentive Compensation paid to the Covered Executive who engaged in the fraud, intentional misconduct or gross negligence to the extent it was based on such incorrect determination, as determined by the Board.

Method of Recoupment:  The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation: (a) requiring reimbursement of cash incentive compensation previously paid; (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards; (c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; (d) cancelling outstanding vested or unvested equity awards or (e) taking any other remedial or recovery action permitted by law or in equity, as determined by the Board.

Effective Date:  This Policy shall be effective as of April 23, 2018 (the “Effective Date”) and shall only apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after the Effective Date.

Amendment; Termination:  The Board may amend or terminate this Policy at any time.

Other Recoupment Rights:  The Board may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy.  Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement or similar agreement and any other legal remedies available to the Company.  Nothing herein shall preclude the Company from pursuing any action permitted by law or in equity against a Covered Executive who engages in fraud, intentional misconduct or gross negligence which does not involve a restatement of financial results.

Successors:  This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Approved by the Board of Directors on February 24, 2017 and ratified by the Compensation Committee on April 23, 2018.